UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                               MARKEL CORPORATION
                 ----------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 ----------------------------------------------
                         (Title of Class of Securities)


                                    570535104
                 ----------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
                 ----------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G



--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert E. Torray & Co., Inc.
          N/A

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) |X|

--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3


--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland

----------------------- --------- ----------------------------------------------
                           5
                                  SOLE VOTING POWER
                                     419,583
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                     0

                        --------- ----------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER
                                     419,583

                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER
                                     0

----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            419,583

------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                 |_|

------------ -------------------------------------------------------------------

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.26%

------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IA
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Torray Corp.
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  |X|
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland

----------------------- --------- ----------------------------------------------
      NUMBER OF            5
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY                    281,205
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                     0
                        --------- ----------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER
                                     281,205
                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER
                                     0
------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             281,205
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                 |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.85%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IA
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert E. Torray
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  |X|

--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

----------------------- --------- ----------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                       0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER
                                     700,788

                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                     0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                     700,788


------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             700,788
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                 |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             7.11%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IN, HC
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Douglas C. Eby
          N/A

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) |X|

--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3


--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

----------------------- --------- ----------------------------------------------
                           5
                                  SOLE VOTING POWER
                                     7,128
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                     0

                        --------- ----------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER
                                     7,128

                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER
                                     0

----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,128

------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                 |_|

------------ -------------------------------------------------------------------

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             .0007%

------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IN, HC
------------ -------------------------------------------------------------------

Item 1.    (a).    Name of Issuer:  Markel Corporation

           (b).    Address of Issuer's Principal Executive Offices:

                   4251 Highwoods Parkway
                   Glen Allen, VA  23060


Item 2.    (a).    Name of Person Filing:

                  (i) Robert E. Torray & Co., Inc. ("Torray & Co.")
                  (ii) Torray Corp. ("Torray Corp.")
                  (iii) Robert E. Torray ("Torray")
                  (iv) Douglas C. Eby ("Eby")

           (b).   Address of Principal Business Office or, if none, Residence:

                  7501 Wisconsin Avenue
                  Suite 1100
                  Bethesda, MD  20814

           (c).   Citizenship or Place of Organization:

                  Torray & Co. and Torray Corp.:  Maryland
                  Torray & Eby:  United States

           (d).   Title of Class of Securities:  Common Stock

           (e).   CUSIP Number:  570535104


Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);
           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
           (e)   [x] An investment adviser in accordance with
                     section 240.13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
           (g) [x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
           (h)   [ ] A savings associations as defined in
                     section 3(b) of the Federal Deposit Insurance
                     Act (12 U.S.C. 1813);
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                     (15 U.S.C. 80a-3);
           (j)   [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership:

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a).    Amount beneficially owned:
                  (i)  Torray & Co.:     419,583
                 (ii)  Torray Corp.:     281,205
                (iii)  Torray:           700,788
                 (iv)  Eby:                7,128

          (b).    Percent of class:
                  (i)  Torray & Co.:     4.26%
                 (ii)  Torray Corp.:     2.85%
                (iii)  Torray:           7.11%
                 (iv)  Eby:              0.0007%

          (c).    Number of shares as to which the person has:

                  (1)  Sole power to vote or to direct the vote:

                  (i)   Torray & Co.:     419,583
                 (ii)   Torray Corp.:     281,205
                (iii)   Torray:                 0
                 (iv)   Eby:                7,128

                  (2)   Shared power to vote or to direct the vote:

                  (i)   Torray & Co.:           0
                 (ii)   Torray Corp.:           0
                (iii)   Torray:           700,788
                 (iv)   Eby:                    0

                  (3)   Sole power to dispose or to direct the disposition of:

                  (i)   Torray & Co.:     419,583
                 (ii)   Torray Corp.:     281,205
                (iii)   Torray:                 0
                 (iv)   Eby:                7,128

                  (4)   Shared power to dispose or to direct the disposition of:

                  (i)   Torray & Co.:           0
                 (ii)   Torray Corp.:           0
                (iii)   Torray:           700,788
                 (iv)   Eby:                    0

Item 5.   Ownership of Five Percent or Less of a Class:

          Not Applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable

Item 8.   Identification and Classification of Members of the Group:

          Not Applicable

Item 9.   Notice of Dissolution of Group:

          Not Applicable

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement other than those personally held and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities. In addition, in accordance with written procedures adopted by Torray & Co. because of Mr. Eby's status as a director of the issuer, Mr. Eby exercises no voting or dispositive power over the securities covered by this statement (other than those personally held), and he is therefore not deemed to beneficially own such shares.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           ROBERT E. TORRAY & CO., INC.

Date:  February 13, 2004                   By: /s/William Lane
                                               -----------------------------
                                               William Lane
                                               Executive Vice President


                                           TORRAY CORP.

Date:  February 13, 2004                   By: /s/William Lane
                                               ----------------------------
                                               William Lane
                                               Vice President


                                           ROBERT E. TORRAY

Date:  February 13, 2004                   By: /s/Robert E. Torray
                                               ----------------------------
                                               Robert E. Torray



                                           DOUGLAS C. EBY

Date:  February 13, 2004                   By: /s/Douglas C. Eby
                                               ----------------------------
                                               Douglas C. Eby

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG ROBERT E. TORRAY & CO., INC., TORRAY CORP.,  ROBERT
E. TORRAY AND DOUGLAS C. EBY

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

ROBERT E. TORRAY & CO., INC., TORRAY CORP., ROBERT E. TORRAY AND DOUGLAS C. EBY hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                           ROBERT E. TORRAY & CO., INC.

Date:  February 13, 2004                   By: /s/William Lane
                                               -----------------------------
                                               William Lane
                                               Executive Vice President


                                           TORRAY CORP.

Date:  February 13, 2004                   By: /s/William Lane
                                               ----------------------------
                                               William Lane
                                               Vice President


                                           ROBERT E. TORRAY

Date:  February 13, 2004                   By: /s/Robert E. Torray
                                               ----------------------------
                                               Robert E. Torray


                                           DOUGLAS C. EBY

Date:  February 13, 2004                   By: /s/Douglas C. Eby
                                               ----------------------------
                                               Douglas C. Eby